EXHIBIT 99.2


                         1984 CIRCUIT CITY STORES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                        FOR CIRCUIT CITY GROUP EMPLOYEES
                             AS AMENDED AND RESTATED
                             EFFECTIVE MARCH 1, 1999


         The 1984 Circuit City Stores,  Inc.  Employee  Stock  Purchase Plan for
Circuit City Group Employees as Amended and Restated effective March 1, 1999 (the "Circuit City Plan") provides eligible employees of Circuit City Stores, Inc., a Virginia corporation (the "Company"), and its Subsidiaries an opportunity to purchase Circuit City Stores, Inc. -- Circuit City Group Common Stock as designated in the Amended and Restated Articles of Incorporation of Circuit City Stores, Inc. ("Circuit City Group Stock") through payroll deductions and to receive a Company match for a portion of their payroll deductions.

          1. Definitions. For the purposes of the Circuit City Plan the following terms have the stated definitions. Additional terms are defined in the sections below.

Benefits Department - The employee benefits department at Circuit City.

Broker - A broker/dealer meeting the requirements and selected by the Plan Administrator as provided in Section 4.

CarMax Group Companies - CarMax, Inc. and its Subsidiaries.

Circuit City - Circuit City Stores, Inc.

Circuit City Group Companies - Circuit City and its Subsidiaries other than the CarMax Group Companies.

CarMax Plan - 1997 Circuit City Stores, Inc. Employee Stock Purchase Plan for CarMax Group Employees, as Amended and Restated effective March 1, 1999, and as the same may be further amended from time to time.

Committee - The Compensation and Personnel Committee of the Board of Directors of Circuit City.

Compensation - All cash compensation and commissions (estimated as deemed necessary by the Committee) before any deductions or withholding and including overtime and bonuses, but exclusive of all amounts paid as reimbursements of expenses including those paid as part of commissions and those paid in the form of relocation bonuses, housing allowances or other payments in connection with employee relocations.

Eligible Employees - Employees who meet the requirements set forth in Section 3.


Eligibility Status - Employment with the Circuit City Group Companies as a Regular Associate and as either (i) a Full-time Associate or (ii) a Part-time I Associate hired before June 1, 1993. The capitalized terms used in the preceding sentence which are not defined in the Circuit City Plan shall have the meanings assigned to them in the Company's Policies and Procedures Manual. Determinations regarding the status of an Employee for purposes of the Circuit City Plan may be made from time to time by the Plan Administrator, but shall in each instance be uniform in nature and applicable to all persons similarly situated.

Employee - Any person who is employed as a common law employee on the employing company's United States payroll. Persons engaged as independent contractors are not included in the definition of Employee.

Enrollment Date - The dates on which Eligible Employees may begin participation in the Circuit City Plan. Enrollment Dates occur on the first day of each month.

Participating Employees - Eligible Employees who participate in the Circuit City Plan.

Plan Administrator - An Employee of Circuit City or one of its Subsidiaries appointed by the Committee as provided in Section 4.

Subsidiary - Any business entity (including, but not limited to, a corporation, partnership, or limited liability company) of which a company (the "Parent") directly or indirectly owns one hundred percent (100%) of the voting interest of the entity unless the Committee determines that the entity should not be considered a Subsidiary for purposes of the Circuit City Plan. If the Parent owns less than one hundred percent (100%) of the voting interest of the entity, the entity will be considered a Subsidiary for purposes of the Circuit City Plan only if the Committee determines that the entity should be so considered.

          2. Amount of Stock Subject to the Circuit City Plan. The total number of shares of Circuit City Group Stock which may be purchased under the Circuit City Plan shall be 6,500,000, subject to adjustment as provided in Section 15. Such shares may be newly issued shares that have been authorized but not yet issued or may be shares purchased for Participating Employees on the open market.

          3. Eligible Employees. All present and future Employees of the Circuit City Group Companies who have been employed by a Circuit City Group Company and/or a CarMax Group Company for at least one year are eligible to participate in the Circuit City Plan, except: (i) Employees whose status is not within the definition of Eligibility Status, (ii) Employees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to securities of Circuit City, (iii) Employees who are officers of Circuit City Group Companies, or

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(iv)  Employees  who have not  reached the age of majority in the state in which the Employee maintains his or her residence.

         If an Employee has one year of service but is excluded from participation in the Circuit City Plan due to the requirements set forth in (i),
(ii), (iii) or (iv) in the preceding paragraph, the Employee will be eligible to participate in the Circuit City Plan on the first Enrollment Date after he or she is no longer excluded because of such requirements. Continuity of service for purposes of the Circuit City Plan is defined by the Rehire/Reinstatement and Change of Status Policy in effect for Employees of the Circuit City Group Companies at the time the eligibility determination is made.


          4. Administration of the Circuit City Plan. The Circuit City Plan shall be administered by the Committee. The Committee shall have all powers necessary to administer the Circuit City Plan, including but not limited to the power to construe and interpret the Circuit City Plan's documents; to decide all questions relating to an Employee's employment status and eligibility to participate in the Circuit City Plan; to make adjustments to the limitations on payroll deductions set forth in Section 6; to employ such other persons as are necessary for the proper administration of the Circuit City Plan; and to make all other determinations necessary or advisable in administering the Circuit City Plan. Any construction, interpretation, or application of the Circuit City Plan by the Committee shall be final, conclusive and binding.

         The Committee shall appoint an officer or other Employee of Circuit City or one of its Subsidiaries to serve as the Circuit City Plan Administrator ("Plan Administrator"). The Plan Administrator shall be authorized to designate other Employees of Circuit City or its Subsidiaries to assist him or her in carrying out his or her responsibilities under the Circuit City Plan. The Plan Administrator and his or her designees shall be responsible for the general administration of the Circuit City Plan including establishment of operating procedures and document submission deadlines and such other matters as the Committee deems necessary for the efficient and proper administration of the Circuit City Plan.

         The Plan Administrator shall appoint a broker/dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers and the New York Stock Exchange ("Broker") in order to fulfill duties of the Broker set forth herein. The Plan Administrator shall also have the authority to replace any Broker he or she has appointed for the Circuit City Plan with another broker/dealer meeting the foregoing requirements.

          5. Participation in the Circuit City Plan. An Eligible Employee may commence or recommence participation in the Circuit City Plan effective on any Enrollment Date by completing and delivering on a timely basis to the Benefits Department a form prescribed by the Plan Administrator (the "Enrollment Form").

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         An  Employee  seeking  to  participate  in the  Circuit  City Plan must deliver an Enrollment Form to the Benefits Department so that it is received sufficiently prior to the Enrollment Date to allow processing by the Benefits Department. The Plan Administrator may establish a submission deadline for Enrollment Forms. The Enrollment Form shall authorize payroll deductions from the Employee's Compensation and authorize the Broker to establish an individual securities account for the Employee ("Brokerage Account").

         A Participating Employee's contributions will begin in the pay period that includes the Enrollment Date that the Employee's enrollment is effective. The amount of the Participating Employee's contribution will be based on his or her Compensation for the entire pay period in which the first day of the month occurs, even if part of that pay period is before the first day of the month.

          6. Payroll Deductions and Limitations. Payroll deductions shall be a percentage of the Participating Employee's Compensation for each payroll period as specified in the Participating Employee's Enrollment Form. Payroll deductions for each payroll period shall not be less than 2% nor more than 10% of Compensation for such payroll period. Payroll deduction specifications shall be made in 1% increments. The Plan Administrator shall have the power to change these percentage limitations.

         The maximum amount that may be contributed by each Participating Employee to the Circuit City Plan and the CarMax Plan, in the aggregate, in any one calendar year is $7,500. When a Participating Employee's aggregate payroll deductions for the calendar year total $7,500, the Participating Employee's purchases of Circuit City Group Stock and payroll deductions under the Circuit City Plan shall be suspended for the remainder of the calendar year. However, the Participating Employee shall continue to be a participant under the Circuit City Plan unless he or she elects to stop contributions in the manner described in Section 16 or his or her participation terminates under Section 17 and the Employee's purchases of Circuit City Group Stock and payroll deductions will be resumed for the first full payroll period of the next calendar year. For purposes of this Section, "aggregate payroll deductions" refers to the cumulative year to date deductions made for the Employee under the Circuit City Plan and the CarMax Plan.

          7. Changes in Payroll Deductions. A Participating Employee may change the percentage of his or her payroll deductions, subject to the minimum, maximum and allowed increments set forth in Section 6. To accomplish this, the Participating Employee must submit to the Benefits Department a new Enrollment Form stating the new deduction percentage. The change will be effective as of the first of the next month if the Enrollment Form is received sufficiently prior to the first of the month to allow processing by the Benefits Department. Deadlines for submission of Enrollment Forms for the purpose of changing payroll deductions may be established by the Plan Administrator. A Participating Employee may also elect to stop making contributions in the manner described in
Section 16.
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          8. Purchase Price.  The purchase price under the Circuit City Plan for each share of Circuit City Group Stock shall be (i) the average cost of all shares purchased for a particular month on the open market ("Open Market Purchase Price") when the shares are purchased on the open market; or (ii) the closing price of Circuit City Group Stock on the New York Stock Exchange on the last business day of the month ("New Issue Purchase Price") when the shares are purchased from Circuit City.

          9. Method of Purchase. The shares of Circuit City Group Stock shall be purchased once each month in one of the following manners at Circuit City's discretion:

         (a) Shares Purchased on the Open Market. The Company shall transmit the aggregate payroll deductions from the prior month together with the related Company Contribution (described below) and information on each Participating Employee's contribution to the Broker promptly after the end of each month. On a date as soon as practicable following receipt of the funds, the Broker will commence applying the funds to purchase Circuit City Group Stock on the open market. As soon as practicable after completing the purchase of the shares, the Broker shall credit the Brokerage Account for each Participating Employee with as many shares and fractional interests in shares as the Participating Employee's contribution and the Company Contribution will allow, based on the Open Market Purchase Price; or



         (b) Shares Purchased Directly from Circuit City. Promptly after the end of each month, the Company shall issue and forward to the Broker the number of shares of Circuit City Group Stock that the Participating Employees' contributions and the related Company Contribution have purchased at the New Issue Purchase Price. The Company shall also submit to the Broker information on each Participating Employee's contribution. As soon as practicable following receipt of the shares and related information, the Broker shall credit the Brokerage Account for each Participating Employee with his or her proportionate interest in the shares delivered, based on the New Issue Purchase Price.

          10. Company Match. The Company shall contribute an amount each month ("Company Contribution") towards the purchase of shares for the Participating Employees. The Company Contribution is set by the Board of Directors of Circuit City and is currently 15% of each Participating Employee's contribution. The Company Contribution shall be used to purchase shares for Participating Employees as described in Section 9.

          11. Dividend Reinvestment. Each Brokerage Account shall be established with the following default dividend policy. Cash dividends, if any, paid with respect to the Circuit City Group Stock held in each Brokerage Account under the Circuit City Plan shall be automatically reinvested in Circuit City Group Stock, unless the Participating Employee directs otherwise. The reinvestment shall be effected by the Broker on the open market at the Participating Employee's expense as soon as the Broker receives the cash dividends. The Company will not match reinvested dividends and will not pay any expenses associated with reinvesting dividends.

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         The  Committee  shall  have the  right at any time or from time to time upon written notice to the Broker to change the default dividend reinvestment policy for future Brokerage Accounts which are established under the Circuit City Plan.

          12. Rights as a Shareholder. A Participating Employee shall have the right to vote full shares of Circuit City Group Stock held in the Participating Employee's Brokerage Account and the right to receive annual reports, proxy statements and other documents sent to shareholders of Circuit City Group Stock generally; provided, however, that so long as such shares are held for a Participating Employee by the Broker, if a Participating Employee fails to respond in a timely manner to a request for instructions with respect to voting, the Broker shall take such action with respect to the shares held for the Participating Employee as permitted by the New York Stock Exchange rules. To the extent that such rules and applicable law permit, the Broker shall vote shares with respect to which no specific voting instructions are given in accordance with the recommendations of the Board of Directors of Circuit City.

         By instructing the Broker in accordance with the terms and conditions of the Brokerage Agreement (defined below), a Participating Employee shall have the right at any time:

         (a) to obtain a certificate for the whole shares of Circuit City Group Stock credited to the Participating Employee's Brokerage Account; or

         (b) to direct that any whole shares of Circuit City Group Stock in the Brokerage Account be sold, and that the proceeds, less selling expenses, be remitted to the Participating Employee or remain in the Brokerage Account pending further instructions.

          13. Rights Not Transferable. Rights under the Circuit City Plan are not transferable by a Participating Employee.

          14. Joint Accounts. Participating Employees may, to the extent permitted by the Broker, establish Brokerage Accounts as joint accounts with rights therein as prescribed under applicable state law.

          15. Certain Adjustments in the Case of Stock Dividends or Splits. The Committee shall make appropriate adjustments in the number of shares of Circuit City Group Stock which may be purchased under the Circuit City Plan if there are changes in the Circuit City Group Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalization, merger or consolidation.

          16. Stopping Contributions. A Participating Employee may stop his or her contributions by completing the appropriate section of the Enrollment Form and delivering the form to the Benefits Department. Payroll Deductions will stop the pay period after the completed Enrollment Form is processed by the Benefits Department. In addition, contributions

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will be automatically stopped for any Participating Employee who goes on a leave of absence without pay, effective when the Employee ceases to be paid by the Company.


         After contributions for an Employee have been stopped, the Broker will leave the Brokerage Account open and the Employee will be responsible for any account fees. Shares may be left in the Brokerage Account or the Employee may sell the shares or request a certificate. If dividends are being paid and reinvested at the time of withdrawal, they will continue to be reinvested (if paid) unless the Employee requests the Broker to pay them in cash. The Employee may also ask the Broker to close the Brokerage Account.

         An Employee for whom contributions have been stopped may start contributions again pursuant to Section 5 at any time when the Employee is an Eligible Employee.

          17. Termination of Participation in the Circuit City Plan. An Employee's participation in the Circuit City Plan shall terminate upon the
Employee's: (i) ceasing to be employed by a Circuit City Group Company, whether by reason of death or otherwise, (ii) ceasing to meet the eligibility requirements set forth in Section 3, or (iii) becoming an independent contractor ("Terminated Participant").

         With respect to each Terminated Participant: (i) payroll deductions shall cease at the next payroll period after the Benefits Department has received and processed notification of termination of participation, (ii) purchases shall be made through the calendar month in which the last payroll deduction is made, and (iii) the Brokerage Account shall remain open subject to the same limitations and conditions set forth in the second paragraph of Section 16.

         An Employee who has become a Terminated Participant may recommence participation pursuant to Section 5 when he or she again becomes an Eligible Employee.

          18. Employees Transferred from a CarMax Group Company. An Employee who transfers from a CarMax Group Company may participate in the Plan as soon as the Employee is an Eligible Employee. If the transferred Employee already has a Brokerage Account due to participation in the CarMax Plan (or from prior participation in the Circuit City Plan), the same Brokerage Account will be used for new purchases.

          19. Amendment of the Circuit City Plan. The Circuit City Board of Directors may, at any time, or from time to time, amend the Circuit City Plan in any respect.

          20. Termination of the Circuit City Plan. The Circuit City Plan and all rights of Employees hereunder shall terminate:

         (a) on the last business day of any month that Participating Employees become entitled to purchase a number of shares of Circuit City Group Stock greater than the number of

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shares  remaining  unpurchased  out of the total  number of shares  which may be purchased under the Circuit City Plan; or

         (b) at any earlier date at the discretion of the Circuit City Board of Directors.

         In the event that the Circuit City Plan terminates under circumstances described in (a) above, the Circuit City Group Stock remaining unpurchased as of the termination date shall be allocated to Participating Employees for purchase on a pro rata basis.

         Upon termination of the Circuit City Plan, Brokerage Accounts shall remain open subject to the same limitations and conditions set forth in the second paragraph of Section 16.

          21. Brokerage Account. The relationship between the Broker and each Participating Employee shall be governed by a separate agreement of terms and conditions between them which may be set forth in the Enrollment Form or a separate document ("Brokerage Agreement"). In electing to participate in the Circuit City Plan, a Participating Employee shall be deemed to have accepted the terms of the Brokerage Agreement.

          22. Payment of Expenses. The Company shall pay all expenses associated with purchases under the Circuit City Plan, including brokerage commissions, if any. The Company will not pay expenses for other transactions in the Participating Employee's Brokerage Account, including sales of securities, dividend reinvestments, issuance of stock certificates, purchases of securities outside the Circuit City Plan or expenses associated with open Brokerage Accounts where the owner is not a Participating Employee.

          23. Transition for Current Plan Participants. All Eligible Employees, including Eligible Employees who participated in the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan for Circuit City Group Employees as in effect prior to March 1, 1999 ("Old Plan") (such Employees, "Current Participants") shall follow the participation procedures set forth in Section 5.

         The foregoing notwithstanding, unless a Current Participant elects to stop contributions in the manner described in Section 16, his or her payroll deductions will continue. By allowing payroll deductions to continue after February 28, 1999, a Current Participant will be deemed to have agreed to the terms and conditions of the Brokerage Account and to the terms of the Circuit City Plan as amended and restated herein.

         All shares and fractional interest in shares of Circuit City Group Stock credited to each Current Participant's Purchase Account, as defined in the Old Plan, will be transferred and credited to the Current Participant's Brokerage Account.

          24. Effective Date of the Circuit City Plan. The Amended and Restated Circuit City Plan shall be effective as of March 1, 1999.

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          25.  Notices.  Any notice or instruction to be given the Company shall be in writing and delivered by hand, Company office mail or U.S. mail to the address below:

                  Circuit City Stores, Inc.
                  c/o Secretary, Circuit City Stores, Inc.
                  9950 Mayland Drive
                  Richmond, Virginia  23233

Any signature submitted to the Company by facsimile will have the same force and effect as an original signature.

          26. Government and Other Regulations. The Circuit City Plan, and the rights to purchase Circuit City Group Stock hereunder, and Circuit City's obligation to sell and deliver Circuit City Group Stock hereunder shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company and Circuit City, be required.

          27. Indemnification of Committee. Service on the Committee shall constitute service as a member of the Board of Directors of Circuit City so that members of the Committee shall be entitled to indemnification and reimbursement as members of the Board of Directors of Circuit City pursuant to its Articles of Incorporation and Bylaws.

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